Exhibit 2.21

VIRIDIAN PARTNERS, LLC

VIRIDIAN PARTNERS II, LLC

December 2, 2010

Aveon Holdings I L.P.

Aveon Holdings II L.P.

c/o The Aveon Group L.P.

The America’s Cup Building

30 Doaks Lane

Marblehead, MA 01945

Gentlemen:

Reference is hereby made to that certain (i) Purchase Agreement (as amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), dated as of August 4, 2010, by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon I”), Viridian Partners, LLC, a Delaware limited liability company (“Viridian Partners”), the individuals set forth on the signature page thereto as the “Sellers” and, solely for purposes of the guaranty therein, The Aveon Group L.P. (collectively, the “Purchase Agreement Parties”); (ii) Letter Agreement Regarding Form of Documents (as amended or otherwise modified from time to time in accordance with its terms, the “Letter Agreement Regarding Form of Documents”), dated as of August 4, 2010, among the Purchase Agreement Parties; and (iii) Letter Agreement Regarding Structure (as amended or otherwise modified from time to time in accordance with its terms, the “Letter Agreement Regarding Structure” and, together with the Purchase Agreement and the Letter Agreement Regarding Form of Documents, the “Executed Agreements”), dated as of August 4, 2010, among Aveon I, Viridian Partners and Vermillion Asset Management, LLC (“VAM”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Purchase Agreement (as amended hereby). The Executed Agreements, the Amended LLC Agreement and the Ancillary Agreements are collectively referred to herein as the “Transaction Documents”.

The purpose of this letter agreement (this “Letter Agreement”) is for the Parties (as defined below) to agree upon certain changes to the structure of the transaction contemplated by the Executed Agreements. Therefore, we ask that you acknowledge and agree to the following by signing this Letter Agreement where indicated below:

Notwithstanding anything to the contrary set forth in the Executed Agreements or any other document or agreement referenced therein, pursuant to the Letter Agreement Regarding Structure, each of Aveon I, Aveon Holdings II L.P. (“Aveon II”), The Aveon Group L.P., Viridian Partners, Viridian Partners II, LLC (“Viridian Partners II”), and the Majority Sellers (collectively, the “Parties”) hereby acknowledge and agree as follows:

1.      Purpose. The structural and other changes set forth herein are required to be made to the structure of the transactions contemplated by the Executed Agreements.

2.      Assignment; Joint and Several Liability; Additional Interest. The Parties acknowledge and agree that Aveon II will be issued the Aveon Equity Interest in lieu of Aveon I, and Aveon I will acquire a limited liability company interest in Viridian Partners II, a newly formed Delaware limited liability company, at the Closing, as contemplated by the Transaction Documents. In connection therewith, notwithstanding anything to the contrary set forth in this Letter Agreement or any Executed Agreement, Aveon I and Aveon II shall be jointly and severally liable for the prompt and full payment, performance and satisfaction of the Purchaser Obligations, including, but not limited to, the delivery and payment of the Purchase Price to the Sellers.

3.      Amendments to Purchase Agreement. The Purchase Agreement is hereby additionally amended as follows:

(a)      The following definitions shall be added to Exhibit A in their correct alphabetical order:

“ ‘Aveon II’ means Aveon Holdings II L.P.”

“ ‘Admission Letter of Viridian Partners II’ means that certain Admission Letter between VAM and Viridian Partners II pursuant to which VAM is admitted as the operating member of Viridian Partners II, agreed to by the Parties.”

“ ‘LLC Agreement of Viridian Partners II’ means that certain limited liability company agreement of Viridian Partners II, by and among Aveon I and VAM, agreed to by the Parties.”

“ ‘Onshore IMA’ means that certain Third Amended and Restated Investment Management Agreement by and among VAM, Viridian Fund, LP, Viridian, Ltd. and Viridian Partners II, agreed to by the Parties.”

“ ‘Offshore IMA’ means that certain Third Amended and Restated Investment Management Agreement by and among VAM, Viridian Fund, Ltd., Viridian, Ltd. and Viridian Partners II, agreed to by the Parties.”

“ ‘Viridian Partners II’ means Viridian Partners II, LLC.”

(b)      The definition of “Ancillary Agreements” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘Ancillary Agreements’ means (i) the Exchange Agreement, (ii) the Registration Rights Agreement, (iii) the Tax Receivable Agreement, (iv) the Admission Letter, (v) the Offshore IMA, (vi) the Onshore IMA, (vii) the Admission Letter of Viridian Partners II, and (viii) the LLC Agreement of Viridian Partners II.”

(c)      The definition of “IMA” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘IMA’ means (i) the Onshore IMA and/or (ii) the Offshore IMA.”

(d)      The definition of “IMA Letter Agreement” on Exhibit A is hereby deleted in its entirety.

(e)      The definition of “Admission Letter” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘Admission Letter’ means that certain Admission Letter between VAM and the Company pursuant to which VAM is admitted as the operating member of the Company, agreed to by the Parties.”

(f)      The definition of “Amended LLC Agreement” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘Amended LLC Agreement’ means that certain Amended and Restated Limited Liability Company Agreement of the Company, by and among Aveon II, VAM, the Sellers and the other parties thereto, agreed to by the Parties.”

(g)      The definition of “Expiration Date” on Exhibit A shall be deleted in its entirety and replaced with the following “ ‘Expiration Date’ means January 31, 2011.”

4.      Amendments to Letter Agreement Regarding Form of Documents. The Letter Agreement Regarding Form of Documents is hereby amended as follows:

(a)      The first paragraph shall be deleted in its entirety and replaced with the following:

“Reference is hereby made to that certain Purchase Agreement, dated as of the date hereof (as amended or otherwise modified from time to time in accordance with its terms, the ‘Purchase Agreement’), by and among Aveon Holdings I L.P., a Delaware limited partnership (the ‘Purchaser’), Viridian Partners, LLC, a Delaware limited liability company (the ‘Company’), and the individuals set forth on the signature page thereto as the Sellers (collectively, the ‘Parties’). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Purchase Agreement.”

(b)      The third paragraph shall be deleted in its entirety and replaced with the following:

“Each of (i) the Amended LLC Agreement, (ii) the Admission Letter, (iii) the Exchange Agreement, (iv) the Registration Rights Agreement, (v) the Tax Receivable Agreement, (vi) Letter to Shareholders and Investors of the Funds, (vii) the LLC Agreement of Viridian Partners II, (viii) the Admission Letter for Viridian Partners II, (ix) the Onshore IMA, and (x) the Offshore IMA (collectively, the ‘Agreements’) attached hereto as Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit H, Exhibit I and Exhibit J respectively, are the agreed upon forms of the Agreements as referenced, or contemplated by, the Purchase Agreement. None of the Agreements shall be amended without the prior written consent of the Purchaser, the Company and the Majority Sellers; provided, however, that the Purchaser many amend the Exchange Agreement, the Registration Rights Agreement and the Tax Receivable Agreement without the Company’s or the Majority Sellers’ prior written consent, if and to the extent any such amendment would not be materially adverse to the Company, the Sellers, VAM or their Affiliates; provided, further, that a Party shall be deemed to have consented to any and all amendments of an Agreement upon such Party’s execution of such Agreement.”

(c)      The Parties acknowledge that conforming and other changes have been made to certain of the documents that were attached as Exhibits to the original Letter Agreement Regarding Form of Documents. Notwithstanding anything to the contrary set forth in the original Letter Agreement Regarding Form of Documents, (i) all of the Exhibits attached thereto shall be deleted in their entirety, and (ii) the Exhibits attached to this Letter Agreement are deemed to be the applicable Exhibits of the Letter Agreement Regarding Form of Documents, which Exhibits are hereby the agreed upon forms of the Agreements (as such term is defined in the Letter Agreement Regarding Form of Documents) as referenced in the Purchase Agreement.

5.      Gross Up.

(a)      This Paragraph 5 shall apply if (i) the Closing occurs at any time after December 31, 2010 and (ii) at any time after December 31, 2010, the federal income tax rates applicable to individuals for the taxable year during which the Closing occurs exceed the 2010 federal income tax rates applicable to individuals. In such case, Aveon II hereby agrees (and the Purchase Agreement shall be deemed amended to provide) that, in addition to the Purchase Price, Aveon II will make a payment to each Seller (and such payment shall be treated as additional consideration paid to such Seller and deemed to be additional Purchase Price) in an amount sufficient to pay the sum of (a) the amount, if any, by which (x) the federal income taxes paid or to be paid by such Seller as a result of the Closing taking place after December 31, 2010 exceed or will exceed (y) the federal income taxes that would have been paid by such Seller had the Closing occurred on or before December 31, 2010 (but only to the extent that such excess is attributable to increases in such federal income tax rates, taking into account all appropriate federal and state income tax implications, including, but not limited to, the deductibility of state income taxes for federal income tax purposes) (the “Incremental Tax”), and (b) any additional federal, state and local income taxes incurred by such Seller attributable to the payment by Aveon II of the Incremental Tax to such Seller (the “Gross Up”, and together with the Incremental Tax, the “Gross Up Payment”).

(b)      At Closing, Aveon II shall pay to each Seller an estimate of the Gross Up Payment as determined by VAM (the “Estimated Gross Up Payment”). The amount of the final Gross Up Payment (the “Final Gross Up Payment”), if any, for each Seller shall be determined by each Seller’s accountant no later than 30 days prior to the due date (including extensions) for the federal income tax return of such Seller for the taxable year during which the Closing occurs. If the Final Gross Up Payment for any Seller exceeds the Estimated Gross-Up Payment for such Seller, as soon as practicable thereafter, VAM shall provide written notice to Aveon II, which written notice shall reflect the Final Gross Up Payment for each such Seller, and Aveon II shall pay to each such Seller an amount equal to the excess of the Final Gross Up Payment due to such Seller over the Estimated Gross Up Payment paid to such Seller within 2 business days thereafter.

(c)      Any payment due to a Seller pursuant to this Paragraph 5 shall be paid by Aveon II in immediately available funds to a bank account designated by VAM. For the avoidance of doubt, if, at any time following the making of the Gross Up Payments, the 2011 federal income tax rates applicable to individuals are subsequently reduced (whether reduced to or below the 2010 federal income tax rates applicable to individuals), no Seller shall be obligated to refund or return any portion of the Gross Up Payment received by such Seller from Aveon II.

6.      Reaffirmation of Guaranty. Parent, as guarantor of the prompt and full payment, performance and satisfaction of the Purchaser Obligations, hereby ratifies and reaffirms all of its payment and performance obligations of the Purchaser and Aveon II under each of the Purchase Agreement, this Letter Agreement, the Amended LLC Agreement and the Ancillary Agreements (after giving effect hereto). Parent hereby consents to this Letter Agreement and the amendments to and/or restatements of the Transaction Documents contemplated hereby. Parent hereby consents to and acknowledges that the Purchaser has assigned certain of its rights and obligations to Aveon II under the Purchase Agreement as set forth in this Letter Agreement. Parent acknowledges that each of the Executed Agreements remains in full force and effect and is hereby ratified and reaffirmed. Except as specifically provided hereunder, the execution of this Letter Agreement shall not operate as a waiver of any right, power or remedy of the Sellers, constitute a waiver of any provision of any of the Executed Agreements or serve to effect a novation of the Purchaser Obligations.

7.      General Provisions. All provisions of the Executed Agreements not hereby amended shall remain in full force and effect. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. This Letter Agreement and each of the Executed Agreements shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in any of the Executed Agreements and this Letter Agreement, the terms contained in this Letter Agreement shall control. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules or principles. This Letter Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same instrument.

If the foregoing accurately reflects our agreement with respect to the subject matter hereof, please sign in the appropriate space on the following pages.

Sincerely,

VIRIDIAN PARTNERS, LLC
VIRIDIAN PARTNERS II, LLC

Consented and Agreed to:

AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP Inc., its general partner

By:	/s/ John J. Hassett

Name: John J. Hassett
Title: President and Chief Executive Officer

AVEON HOLDINGS II L.P.

By:	Aveon Holdings II GP L.P., its General Partner

By:	Aveon Holdings II GP Management L.L.C., its general partner

By:	The Aveon Group L.P., its sole member

By:	Aveon Management L.L.C., its general partner

By:	/s/ John J. Hassett

Name: John J. Hassett
Title: President and Chief Executive Officer

THE AVEON GROUP L.P.

By: Aveon Management L.L.C., its general partner

By:	/s/ John J. Hassett

Name: John J. Hassett

Title: President and Chief Executive Officer

Signature Page to Letter Agreement Regarding

Structure Changes

VIRIDIAN PARTNERS, LLC

By:	/s/ Christopher Nygaard
	Name:	Christopher Nygaard
	Title:	Authorized Signatory

VIRIDIAN PARTNERS II, LLC

By:	/s/ Christopher Nygaard
	Name:	Christopher Nygaard
	Title:	Authorized Signatory

VERMILLION ASSET MANAGEMENT, LLC

By:	/s/ Christopher Nygaard
	Name:	Christopher Nygaard
	Title:	Authorized Signatory

MAJORITY SELLERS

/s/ Christopher Nygaard
Christopher Nygaard

/s/ Andrew Gilbert
Andrew Gilbert

Signature Page to Letter Agreement Regarding

Structure Changes